Exhibit 99.5

PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI SURGICAL ANNOUNCES NEW CHIEF FINANCIAL

OFFICER AND NEW CREDIT FACILITY

TAMPA, FL— Wednesday, June 22, 2005 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a Tampa, Florida based surgical supply company, announces the appointment of Wallace D. Ruiz as Senior Vice President and Chief Financial Officer, effective July 1, 2005, and the closing of a new $30 million three-year revolving credit facility with Wachovia Bank, N.A., its existing lender, and LaSalle Bank N.A.

Mr. Ruiz, age 54, was most recently the Vice President, Chief Financial Officer, and Treasurer of Novadigm, Inc., a developer and worldwide marketer of enterprise software from 1995 through 2004. He began his career in 1975 at Arthur Young & Company, a global public accounting firm (now Ernst & Young), before joining General Mills, Inc. in 1980. He served as Vice President of Finance of Tropigas International Corporation from 1982 – 1989, Chief Financial Officer of L. Luria & Son, Inc. from 1989 – 1993, and Chief Financial Officer and Treasurer of Unisa Holdings from 1993 – 1995. At Novadigm, he directed the Company from start-up, through a $36 million initial public offering, to its eventual acquisition by Hewlett-Packard. Mr. Ruiz has Masters in Business Administration degrees in Accounting and Finance from Columbia University and a Bachelor of Science degree in Computer Science from St. John’s University.

Christopher Carlton, President and Chief Executive Officer said: “I am thrilled to have Wally joining our executive team at SRI Surgical. His vast experience and capabilities will enable us to better achieve the strategies we have laid out by helping SRI Surgical become the preferred provider of central processing solutions in the healthcare industry.”

On June 20, 2005, the Company also closed a new three-year $30.0 million revolving credit facility with Wachovia Bank and LaSalle Bank, which replaces the Company’s previous revolving credit facility due to expire on June 30, 2006. The new credit facility has terms similar to the Company’s previous credit facility and expires on June 20, 2008.

SRI Surgical provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. SRI Surgical serves hospital customers in 19 states from 10 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.

FOR FURTHER INFORMATION:	Christopher S. Carlton, CEO
SRI Surgical
(813) 891-9550 Ext. 3163